EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pervasive Software Inc. 1997 Stock Incentive Plan of our report dated July 15, 2002, with respect to the consolidated financial statements and schedule of Pervasive Software Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

April 22, 2003